AMENDMENT NO. 1 TO MEMORANDUM OF UNDERSTANDING


THIS AGREEMENT, made and entered into as of the 1st day of July, 2005, between Applebee's International, Inc., a Delaware Corporation ("Company") and Lou Kaucic ("Employee").

WHEREAS, the Company and the Executive have entered into a Memorandum of Understanding dated July 1, 2005;

WHEREAS, the parties mutually desire to amend the Memorandum of Understanding;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the parties agree as follows:

         1. Section (1) of Paragraph 2(a) of the Memorandum of Understanding is hereby deleted and the following is substituted in lieu thereof: "(1) work on average three (3) days per week in Kansas City at the direction of the Company's Chief Executive Officer. Employee's travel to and from Kansas City shall be at the Company's expense."

         2. Section (6) of Paragraph 2(a) of the Memorandum of Understanding is hereby deleted and the following is substituted in lieu thereof: (6) be eligible to receive a stock option grant of 10,000 shares (which will be adjusted for any stock splits or stock dividends) in January 2006 and be eligible to receive equity grants commensurate with the CPO position, including for 2006 (any equity grants in 2004, 2005 and 2006 will provide continued vesting after retirement)."

         3. A new Section (7) of Paragraph 2(a) of the Memorandum of Understanding is hereby added as follows: "(7) be eligible to carry over all unused 2005 vacation into 2006 and be eligible to participate in the Flexperx Plan during 2006."

         In witness whereof, the parties have executed this Amendment to the Memorandum of Understanding as of the day and year written above.




APPLEBEE'S INTERNATIONAL, INC.         EMPLOYEE


                                       By: /s/ Lou Kaucic
                                          --------------------------------------
                                       Lou Kaucic